EXHIBIT 10.1

FIRST AMENDMENT TO THE

MERCANTILE BANK CORPORATION/MERCANTILE BANK OF MICHIGAN

2014 MERCANTILE EXECUTIVE OFFICER BONUS PLAN

The following amendments are hereby made to the 2014 Mercantile Executive Officer Bonus Plan (the "Plan") effective June 1, 2014:

1.     Thomas Sullivan ("Sullivan") and Samuel Stone ("Stone") are eligible Executive Officers in this Plan as of June 1, 2014.

2.     The maximum amount that can be paid from the Executive Bonus Pool under the Plan is $234,935.

3.     Any payments under the Plan to Sullivan and Stone will not exceed 3.34% of each such Executive Officer's 2014 salary payable by the Company.1

4.     All other terms and conditions of the Plan apply to Sullivan and Stone, other than the rights available to the other Executive Officers upon a Special Termination.

5.      The 2014 Executive Bonus Metrics set forth in the Plan will be measured based upon the unconsolidated financial statements of Mercantile Bank of Michigan for all Executive Officers participating in the Plan.

6.     Except as amended hereby, the Plan will continue in full force and effect.

7.     This Amendment to the Plan was approved by the Compensation Committee of the Company and the Bank on May 22, 2014 and is effective as of June 1, 2014, subject to the completion of the merger between the Company and Firstbank Corporation. If the merger is not completed on June 1, 2014 but is completed before June 30, 2014, this Amendment will be effective on such merger date without further action of the Compensation Committee. Further, Sullivan and Stone will not become participants in the Plan until such merger completion date and the maximum amount payable to Sullivan and Stone will be further adjusted to reflect their actual period of participation in the Plan.

1 3.34% is the pro-rated amount of the maximum amount payable to the other Executive Officers to reflect the period of Sullivan and Stone's participation in the Plan.